Exhibit 99.2

Accretive Commerce, Inc. And Subsidiaries

Consolidated Balance Sheets (Unaudited)

June 30, 2007 And 2006

	2007	2006
Assets
Current Assets
Cash and cash equivalents	$10,937,000	$9,623,000
Restricted cash	1,371,000	3,241,000
Account receivables, less allowance for doubtful accounts of $751,000 and $560,000, respectively	8,420,000	7,144,000
Escrow receivable	—	8,061,000
Prepaid expenses and other current assets	748,000	1,343,000

Total current assets	21,476,000	29,412,000
Property and Equipment, net	5,809,000	3,839,000
Goodwill	3,691,000	3,691,000
Deferred Income Taxes	2,700,000	2,700,000
Deposits and Other Assets	348,000	326,000

Total assets	$34,024,000	$39,968,000

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$3,786,000	$2,927,000
Customer deposits and prepayments	1,737,000	1,415,000
Accrued payroll, taxes and bonuses	1,903,000	1,518,000
Accrued transaction costs	—	1,605,000
Accrued vacation	761,000	238,000
Client advances	—	1,269,000
Accrued workers’ compensation	1,488,000	1,953,000
Accrued restructuring expenses	2,341,000	326,000

Total current liabilities	12,016,000	11,251,000

Redeemable Preferred Stock	438,000	677,000

Stockholders’ Equity
Common stock	—	—
Preferred stock	2,134,000	2,128,000
Common stock - warrants	2,565,000	2,565,000
Additional paid-in capital	79,178,000	79,578,000

	83,877,000	84,271,000
Note receivable, stockholder and accrued interest	(348,000)	(655,000)

	83,529,000	83,616,000
Accumulated deficit	(61,959,000)	(55,576,000)

Total stockholders’ equity	21,570,000	28,040,000

Total liabilities and stockholders’ equity	$34,024,000	$39,968,000

See Notes to Unaudited Financial Statements

Accretive Commerce, Inc. And Subsidiaries

Consolidated Statements Of Operations (Unaudited)

Six Months Ended June 30, 2007 And 2006

	2007	2006
Revenue	$41,203,000	$32,682,000
Cost of sales	(29,858,000)	(24,001,000)

Gross profit	11,345,000	8,681,000

Selling, general and administrative expenses	(9,923,000)	(9,151,000)
Depreciation and amortization	(795,000)	(823,000)
Restructuring charge	(2,800,000)	—

Total operating expenses	(13,518,000)	(9,974,000)

Operating loss	(2,173,000)	(1,293,000)
Other income
Gain on sale of asset	865,000	—
Interest income, net	22,000	305,000
Other (expense) income	(118,000)	123,000

	769,000	428,000

Loss before income taxes	(1,404,000)	(865,000)
Income tax benefit (expense)	—	—

Net loss	$(1,404,000)	$(865,000)

See Notes to Unaudited Financial Statements

Accretive Commerce, Inc. And Subsidiaries

Consolidated Statements Of Cash Flows (Unaudited)

Six Months Ended June 30, 2007 And 2006

	2007	2006
Cash From Operating Activities
Net loss	$(1,404,000)	$(865,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	795,000	823,000
Provision for doubtful accounts	225,000	(140,000)
Loss (gain) on sale of assets - Ridgely	(865,000)	—
Restructuring charge	2,800,000	—
Interest income related to note receivable, stockholder	(17,000)	—
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivables, net	3,233,000	1,837,000
Prepaid expenses and other current assets	1,256,000	1,627,000
Deposits and other assets	(5,000)	15,000
Decrease in:
Accounts payable and accrued expenses	(1,849,000)	(707,000)
Accrued restructuring charges	(746,000)	(439,000)

Net cash provided by operating activities	3,423,000	2,151,000

Cash From Investing Activities
Purchases of property and equipment	(2,420,000)	(613,000)
Proceeds from sale of property and equipment	1,676,000	—
Restricted cash	(15,000)	(33,000)

Net cash (used in) investing activities	(759,000)	(646,000)

Net increase in cash and cash equivalents	2,664,000	1,505,000
Cash and cash equivalents, beginning of period	8,273,000	8,118,000

Cash and cash equivalents, end of period	$10,937,000	$9,623,000

See Notes to Unaudited Financial Statements

Accretive Commerce, Inc. and Subsidiaries

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2007 and 2006

NOTE 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Accretive Commerce, Inc. and Subsidiaries (the Company), operating through its divisions and wholly owned operating Subsidiaries (Online Direct and Promotions Distributor Services Corporation), is a provider of outsourced operations solutions to companies engaged in end-to-end direct commerce, generally under long-term contracts. The Company’s services include a complete range of integrated customer relationship management and fulfillment/supply chain services and solutions through the use of technological innovations and proprietary systems. These range from customer-focused offerings including marketing, direct response and direct mail support, to order management and customer care, and the enabling technology infrastructure and solutions throughout the supply chain. As a provider of fulfillment services, the Company offers customer order processing, inventory storage, and shipping and distribution services to third party clients. The Company stores client inventory at its facilities but does not take title nor own the inventory.

Accretive Commerce, Inc. supports direct programs for branded manufacturers, retailers and cataloguers, with products as diverse as apparel, food, electronics and e-tailers. The Company serves both the business and consumer markets through its multi-channel, end-to-end operations business model and works with some of the leading companies in direct retailing and product manufacturing to foster improved customer and trade relationships.

The balance sheets as of June 30, 2007 and 2006 and the statements of operations and cash flows as of and for the six months ended June 30, 2007 and 2006 have been presented without audit. In the opinion of the Company’s management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows as of and for the six months ended June 30, 2007 and 2006 have been made.

NOTE 2. RESTRUCTURING

On February 14, 2007, the Company announced the closure of the Chattanooga, Tennessee facility effective June 2007. As a result of this closure, the company incurred in June a restructuring charge of $2,800,000. These costs primarily relate to severance and facility shutdown costs.

NOTE 3. GAIN ON SALE OF ASSET

On May 2, 2007 the Company sold its previously closed facility in Ridgely, Maryland for approximately $1,676,000. The Company recognized a gain of $865,000 as a result of this sale.

NOTE 4. RELATED PARTY TRANSACTIONS

Included in operations during the six months ended June 30, 2007 and 2006, are purchases from companies partially owned by a shareholder of the Company of $583,000 and $784,000, respectively, and sales of $239,000 and $1,807,000, respectively. Additionally, the Company has separate operating leases with shareholders of the Company. Expenses under these leases for the six months ended June 30, 2007 and 2006 totaled $7,000 for each period.

NOTE 5. SUBSEQUENT EVENTS

On August 16, 2007, the Company announced it has signed a definitive agreement to sell the company to GSI Commerce Inc., a King of Prussia based e-commerce solutions provider. Under this agreement, which has been approved by the board of directors of both companies, GSI will acquire the Company for $97.5 million in cash.

Related to the sale of the Company, contracts with a supplier to provide data lines, hardware equipment and support services were rescinded. At this time, the amount of liability associated with this early termination is indeterminable.